Exhibit 99.1

TEJON RANCH CO. REPORTS

SECOND QUARTER RESULTS OF OPERATIONS – 2011

TEJON RANCH, California – (BUSINESS WIRE) – August 3, 2011 – Tejon Ranch Co. (NYSE:TRC) today released the results of operations for the first six months of 2011, with the Company showing significant increases in revenue and net income. For the six months ended June 30, 2011, the Company had net income attributable to common stockholders of $8,098,000, or $0.41 per common share, an increase of more than $10.5 million compared to the net loss of $2,482,000, or $0.14 per common share, in the first six months of 2010. Revenues from operations for the first six months of 2011 were also up significantly at $28,518,000, compared to $8,351,000 during the same period of 2010. All per share references in this release are presented on a fully diluted basis.

For the second quarter ended June 30, 2011, the Company had a $1.6 million increase in revenue, but still showed a net loss attributable to common stockholders of $638,000, or $0.03 per common share. That was an improvement compared to the second quarter of 2010 when the Company reported a net loss of $1,149,000, or $0.06 per common share. Revenue from operations for the second quarter of 2011 was $5,872,000 compared to $4,263,000 of revenue during the same period of 2010.

Results of Operations for the First Six Months of 2011:

The improvement in net income during the first six months of 2011 was primarily due to the closing of conservation easement sales covering approximately 62,000 acres of the Company’s landholdings, higher farming revenues, and higher commercial/industrial segment revenues. These revenue improvements, though, were partially offset by higher operating costs. During the first six months of 2011, the primary driver of the growth in revenue was the sale of conservation easements for $15,750,000 during the first quarter of 2011. The conservation easements preclude the Company from pursuing any long-term real estate development on the 62,000 acres, but allow it to continue to operate current revenue generating activities including farming, cattle grazing, oil and gas, and other mineral exploration on portions of the acreage. Farming revenues increased during the first six months of 2011 due to higher almond sales that were related to a larger than normal carry forward of the 2010 almond crop inventory. Commercial/industrial revenues were higher during the first six months of 2011 due largely to improved oil royalties resulting from increases in oil prices and production. Expenses from operations during the first six months of 2011 increased across all operating segments due to increases in stock compensation, professional services related to development activities, and higher farming costs related to almond cost of sales. Also, water costs increased during the first half of 2011 due to amortization of December 2010 purchased water contracts and higher fixed water costs from the Tejon-Castac Water District.

Results of Operations for the Second Quarter of 2011:

The increase in second quarter 2011 operating revenues of $1,609,000 was attributable to a $1,230,000 increase in oil royalties due to increased production and higher oil prices and a $450,000 increase in farming revenues due to the sale of almonds as a result of the larger inventory carried over from the 2010 crop.

The net loss for the period declined $511,000 during the second quarter of 2011 as compared to the same period of 2010 due to the improvement in revenues just discussed. The improvement in revenue was partially offset by higher compensation expense related to increased stock compensation costs, higher fixed water costs as described above, and increased farming cost of sales.

2011 Outlook:

Management believes that the capital structure of the Company provides a solid foundation for future growth of the Company. On June 30, 2011, total capital was approximately $289,000,000, with debt accounting for less than one percent of total capital. On June 30, 2011, we also had cash and securities totaling approximately $84,000,000 and $30,000,000 of availability on lines of credit to meet any short-term funding needs. During 2011, the Company will continue to aggressively pursue land entitlement activities and investment within the Tejon Ranch Commerce Center, and in our joint ventures.

The Company believes the variability of its quarterly and annual operating results will continue during 2011. Prices received by the Company for many of its products are dependent upon the prevailing market conditions and commodity prices. Many of the Company’s projects, especially in real estate, require a lengthy process to complete the entitlement and development phases before revenue can begin to be recognized. The timing of projects and sales of both real estate inventory and non-strategic assets can vary from year-to-year; therefore, it is difficult for the Company to accurately predict quarterly and annual revenues and results of operations.

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

Forward Looking Statements:

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors that could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

TEJON RANCH CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

SECOND QUARTER ENDED JUNE 30

(In thousands, except shares and earnings per share)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2011	2010	2011	2010
Revenues:
Real estate - commercial/industrial	$5,106	$4,071	$9,392	$7,644
Real estate - resort/residential	128	4	15,878	50
Farming	638	188	3,248	657

Total revenues	5,872	4,263	28,518	8,351

Costs and Expenses:
Real estate - commercial/industrial	3,107	2,827	6,186	5,487
Real estate - resort/residential	929	1,136	1,877	2,127
Farming	847	718	3,190	1,491
Corporate expenses	2,796	2,085	5,598	4,122

Total expenses	7,679	6,766	16,851	13,227

Operating income (loss)	(1,807)	(2,503)	11,667	(4,876)

Other income (expense)
Investment income	314	221	610	462
Interest expense	—	(70)	—	(70)
Other income	33	15	60	26

Total other income	347	166	670	418

Income (loss) from operations before equity in earnings (loss) of unconsolidated joint ventures	(1,460)	(2,337)	12,337	(4,458)
Equity in earnings (loss) of unconsolidated joint ventures, net	412	245	(30)	13

Income (loss), before income tax expense (benefit)	(1,048)	(2,092)	12,307	(4,445)
Income tax expense (benefit)	(392)	(855)	4,268	(1,838)

Net income (loss)	(656)	(1,237)	8,039	(2,607)
Net loss attributable to non-controlling interest	(18)	(88)	(59)	(125)

Net income (loss) attributable to common stockholders	(638)	(1,149)	8,098	(2,482)

Net inocme (loss) per share to common stockholders, basic	$(0.03)	$(0.06)	$0.41	$(0.14)

Net income (loss) per share to common stockholders, diluted	$(0.03)	$(0.06)	$0.41	$(0.14)

Weighted average number of shares outstanding:
Common stock	19,840,116	17,925,205	19,806,034	17,763,277
Common stock equivalents – stock options	64,628	459,899	48,495	477,630

Diluted shares outstanding	19,904,744	18,385,104	19,854,529	18,240,907

For the three months ended June 30, 2011 and the three and six months ended June 30, 2010, diluted net loss per share is based on the weighted average number of shares of common stock outstanding, because the impact of common stock equivalents is antidilutive.